GRAINGER REPORTS THIRD QUARTER 2010 EARNINGS PER SHARE OF $2.06,
 INCLUDING $0.07 CONTRIBUTION FROM UNUSUAL ITEM
Raises 2010 EPS guidance to $6.40 to $6.70

Quarterly Highlights
·	Sales of $1.9 billion, up 19 percent
·	Operating earnings of $251 million, up 35 percent
·	Operating cash flow of $217 million
·	Pretax ROIC* of 30.2 percent

CHICAGO, October 14, 2010 – Grainger (NYSE: GWW) today reported results for the third quarter and nine months ended September 30, 2010.  Third quarter sales of $1.9 billion increased 19 percent versus the 2009 third quarter.  Both quarters had the same number of selling days (64).  Net earnings for the quarter increased 4 percent to $150 million versus $145 million in 2009.  Earnings per share increased 10 percent to $2.06 versus $1.88 for the third quarter of 2009.  In the third quarter of 2009, Grainger obtained a majority ownership of MonotaRO Co., Ltd. in Japan, and recognized a one-time, non-operating gain of $47 million pre-tax, or $0.37 per share, from the revaluation of this investment.  The third quarter of 2010, similar to the first two quarters of the year, benefitted from a policy change for employee paid time off that contributed $0.07 per share.  Excluding these unusual items from both periods, net earnings increased 25 percent and earnings per share were up 32 percent for the quarter.

“Our focus on the foundational elements of our business, including industry-leading product availability, outstanding customer service and our ability to leverage economies of scale, was responsible for our strong performance in the quarter,” said Chairman, President and Chief Executive Officer Jim Ryan.

* *The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 10 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’
profit sharing plans, and accrued expenses.

Ryan added, “We’re taking advantage of our strong financial position by accelerating our investment in growth by hiring another 150 sales representatives and onsite inventory services managers, expanding our eCommerce capabilities and further developing services that complement our broad product offering.  We expect that these investments will contribute to continued market share growth by helping our customers improve their productivity.  In the near term however, we expect fourth quarter organic revenue growth to moderate given increasingly tougher comparisons, lower sales contribution from products used to clean up the Gulf of Mexico oil spill and the slowing of the inventory build cycle with our customers.  Our strong performance in the first nine months of the year, combined with our expectations for the fourth quarter, gives us confidence to raise our 2010 sales growth guidance to a range of 14 to 15 percent and increase our earnings per share guidance to a range of $6.40 to $6.70, excluding unusual items.”  Previous guidance, issued by Grainger in July 2010, forecasted sales growth of 12 to 14 percent and earnings per share of $6.10 to $6.40 for the full year 2010.

Beginning January 1, 2010, the company implemented a change to the employee paid time off policy resulting in an unusual item that will be in place for the entire year.  The first three quarters included a combined $0.24 per share benefit from this policy change.  The company expects approximately $0.06 per share of benefit in the 2010 fourth quarter for a total impact for the year of approximately $0.30 per share.  This benefit will not repeat in 2011.

Daily sales for the company increased 21 percent in July, 20 percent in August and 18 percent in September.  For the quarter, acquisitions contributed 5 percentage points, while sales of oil spill related products contributed 3 percentage points.  Sales of seasonal products and foreign exchange added 1 percentage point each to sales growth in the quarter.  Pricing was flat while volume increased 9 percent.

Company operating earnings of $251 million increased 35 percent in the quarter versus $187 million in the third quarter of 2009.  Excluding the benefit from the paid time off policy change, operating earnings increased 30 percent versus the prior year.  The improvement in operating earnings was primarily the result of positive operating leverage from the 19 percent sales growth in the quarter.

The company has two reportable segments, the United States and Canada, which represent approximately 95 percent of company sales.  The remaining operating units (Japan, Mexico, India, Puerto Rico, China, Panama and Colombia) are included in Other Businesses and are not considered a reportable segment.

United States
Sales for the quarter in the United States segment increased 15 percent, 13 percent excluding acquisitions.  Daily sales increased 17 percent in July, 15 percent in August and 13 percent in September.  Sales of products related to the oil spill clean up contributed 3 percentage points to growth in the quarter.  Sales of seasonal products added 1 percentage point due to the hot weather experienced across much of the United States in July and August.  All customer end markets within the United States posted sales growth versus the 2009 third quarter.

Gross profit margins for the U.S. increased 20 basis points, primarily the result of price increases exceeding product cost increases.  The improvement in gross profit margin was partially offset by negative selling price mix driven by stronger growth with larger customers.  Gross profit margins in the 2009 third quarter benefitted from a $10 million reduction in the LIFO reserve due to lower inflation on inventory purchases and lower inventory levels than previously estimated.  This benefit in the prior year made for a more difficult comparison in 2010.

Operating earnings for the United States segment increased 29 percent, up 25 percent excluding the change in the paid time off policy.  The strong growth in operating earnings was primarily driven by positive cost leverage.  Operating expenses increased 9 percent on a reported basis, 11 percent after excluding the benefit for the paid time off policy change.

Canada
Sales for the Acklands-Grainger business increased 22 percent in U.S. dollars and 15 percent in local currency versus the 2009 third quarter. Acquisitions completed during the last 12 months contributed 3 percentage points to the growth in the quarter. Local currency sales on a daily basis were up 13 percent in July, up 14 percent in August and up 19 percent in September.  The sales increase in Canada was led by strong growth to customers in the heavy manufacturing, forestry, mining, and oil and gas sectors of the economy, partially offset by a decline in sales to the government and contractors.

Operating earnings in Canada increased 74 percent in the quarter, 64 percent in local currency.  This increase was due to a 340 basis point improvement in gross profit margin, partially offset by operating expenses, which increased at a faster rate than the sales growth.  The improvement in gross margin was primarily driven by lower product costs, due to the positive effect of foreign exchange on buying products in U.S. dollars, and improved mix driven by an increase in sales of private label products.  Higher operating expenses were the result of increased payroll and benefits costs due to higher commissions and bonuses on higher sales, increased volume-related headcount, start-up costs for a new distribution center in Vancouver, British Columbia and incremental costs for acquisitions made during the last 12 months.

Other Businesses
Sales for the Other Businesses, which include Japan, Mexico, India, Puerto Rico, China, Panama and Colombia, increased 191 percent in the quarter versus prior year. This growth was primarily due to incremental sales from the Japanese and Colombian businesses acquired in the last 12 months, combined with strong sales growth in Mexico, India, China and Panama.

Operating earnings for the Other Businesses were $4 million for the 2010 third quarter compared to a $2 million loss a year ago.  This improvement was the result of incremental earnings from the acquired businesses, strong earnings performance in Mexico and Panama, and lower operating losses in India and China.

Other
Interest expense, net of interest income, was $1.6 million versus $1.8 million in the 2009 third quarter.  The effective tax rate was 39.4 and 38.1 percent in the 2010 and 2009 third quarters, respectively.  The third quarter 2009 tax rate benefitted from the expiration of a statute related to a prior tax year.  Excluding the effect of this one time benefit, the effective tax rate for the 2009 third quarter was 39.1 percent.

Cash Flow
Operating cash flow was $217 million for the 2010 third quarter.  The company used cash from operations along with existing cash to return approximately $248 million to shareholders through the repurchase of 2.3 million shares of common stock during the quarter.  In addition, the company paid dividends of approximately $39 million, reflecting the 17 percent increase in the quarterly dividend announced in April of 2010.  Capital expenditures were $46 million in the quarter versus $36 million in the third quarter of 2009.

Year-to-Date
For the nine months ended September 30, 2010, sales of $5.4 billion increased 17 percent versus the nine months ended September 30, 2009.  Net earnings increased 14 percent to $379 million versus $333 million in the first three quarters of 2009.  Earnings per share year-to-date increased 18 percent to $5.10 versus $4.34 for 2009, before unusual items.  Two unusual non-cash items, a $0.24 per share benefit from changes to the company’s paid time off policy and a $0.15 per share tax expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, resulted in a net benefit of $0.09 per share for the nine months ended September 30, 2010.  The nine months of 2009 included a $0.37 per share gain from the MonotaRO transaction in September 2009.  Excluding these unusual items from both periods, net earnings increased 22 percent and earnings per share were up 26 percent for the first three quarters of 2010 versus 2009.

W.W. Grainger, Inc. with 2009 sales of $6.2 billion is North America’s leading broad line supplier of maintenance, repair and operating products with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “approximately”, “continued market share growth”, “earnings per share guidance”, “EPS guidance”, “expect”, “expect market share growth”, “expects”, “expectations”, “gain market share”, “invest”, “like”, “range”, “sales growth guidance”, “taking advantage of”, “will” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications and Public Affairs	Senior Vice President, Communications and Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$1,899,412	$1,589,665	$5,355,462	$4,588,176
Cost of merchandise sold	1,109,688	929,720	3,112,910	2,673,848
Gross profit	789,724	659,945	2,242,552	1,914,328

Warehousing, marketing and administrative expenses	538,451	473,225	1,593,479	1,414,465
Operating earnings	251,273	186,720	649,073	499,863

Other income and (expense)
Interest income	324	374	845	1,048
Interest expense	(1,954)	(2,198)	(6,204)	(6,734)
Equity in net income (loss) of unconsolidated entities	(6)	578	(257)	1,361
Gain on previously held equity interest - net	–	47,420	–	47,343
Other non-operating income (expense) - net	207	526	173	633
Total other income and (expense)	(1,429)	46,700	(5,443)	43,651

Earnings before income taxes	249,844	233,420	643,630	543,514

Income taxes	98,547	88,856	263,249	210,106

Net earnings	151,297	144,564	380,381	333,408

Less: Net earnings attributable to noncontrolling interest	892	–	1,726	–

Net earnings attributable to W.W. Grainger, Inc.	$150,405	$144,564	$378,655	$333,408

Earnings per share -Basic	$2.10	$1.91	$5.19	$4.41
-Diluted	$2.06	$1.88	$5.10	$4.34

Average number of shares outstanding -Basic	69,924	74,048	71,384	73,920
-Diluted	71,168	75,203	72,638	74,972

Diluted Earnings Per Share
Net Earnings as reported	$150,405	$144,564	$378,655	$333,408
Less: earnings allocated to participating securities	(3,447)	(3,321)	(8,294)	(7,700)
Net earnings available to common shareholders	$146,958	$141,243	$370,361	$325,708

Weighted average shares adjusted for dilutive securities	71,168	75,203	72,638	74,972
Diluted earnings per share	$2.06	$1.88	$5.10	$4.34

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales
United States	$1,608,058	$1,398,576	$4,513,623	$4,061,108
Canada	202,162	166,262	604,153	470,781
Other Businesses	101,603	34,901	273,342	85,334
Intersegment sales	(12,411)	(10,074)	(35,656)	(29,047)
Net sales to external customers	$1,899,412	$1,589,665	$5,355,462	$4,588,176

Operating earnings
United States	$262,803	$204,439	$695,445	$554,157
Canada	14,522	8,361	33,534	24,055
Other Businesses	4,412	(1,958)	6,264	(8,176)
Unallocated expense	(30,464)	(24,122)	(86,170)	(70,173)
Operating earnings	$251,273	$186,720	$649,073	$499,863

Company operating margin	13.2%	11.7%	12.1%	10.9%
ROIC* for Company			30.2%	25.2%
ROIC* for United States			43.2%	34.9%
ROIC* for Canada			10.4%	8.6%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At September 30,
Assets	2010	2009
Cash and cash equivalents (1)	$286,508	$672,035
Accounts receivable – net (2)	784,922	638,531
Inventories	935,219	851,478
Prepaid expenses and other assets	81,048	75,064
Deferred income taxes	59,860	47,686
Total current assets	2,147,557	2,284,794
Property, buildings and equipment - net	942,354	938,285
Deferred income taxes	89,632	87,213
Investment in unconsolidated entities	3,332	3,341
Goodwill (3)	374,785	328,131
Other assets and intangibles – net (3)	231,577	103,285
Total assets	$3,789,237	$3,745,049

Liabilities and Shareholders’ Equity
Short-term debt	$41,877	$33,650
Current maturities of long-term debt	35,775	46,257
Trade accounts payable (4)	402,568	279,660
Accrued compensation and benefits	168,305	124,033
Accrued contributions to employees’ profit sharing plans	109,912	91,151
Accrued expenses	120,711	96,302
Income taxes payable	16,112	2,791
Total current liabilities	895,260	673,844
Long-term debt	427,495	454,895
Deferred income taxes and tax uncertainties	71,324	34,211
Accrued employment-related benefits	246,629	218,874
Shareholders' equity (5)	2,148,529	2,363,225
Total liabilities and shareholders’ equity	$3,789,237	$3,745,049

(1)	Cash and cash equivalents decreased $386 million, or 57%, due primarily to cash paid for share repurchases, dividends and acquisitions during the past 12 months.
(2)	Accounts receivable increased $146 million, or 23%, due to higher sales.
(3)	Goodwill and other assets and intangibles increased $175 million, or 41%, due to acquisitions.
(4)	Trade accounts payable increased $123 million, or 44%, due primarily to higher inventory purchases driven by higher sales volumes.
(5)	Common stock outstanding as of September 30, 2010 was 69,061,513 shares as compared with 74,315,435 shares at September 30, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended Sept. 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$380,381	$333,408
Provision for losses on accounts receivable	5,912	11,165
Deferred income taxes and tax uncertainties	(20,575)	9,131
Depreciation and amortization	109,223	104,093
Stock-based compensation	36,997	33,170
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(152,944)	(23,390)
Inventories	(29,427)	194,396
Prepaid expenses and other assets	36,150	24,991
Trade accounts payable	98,083	(33,064)
Other current liabilities	8,650	(112,810)
Current income taxes payable	9,026	(1,056)
Accrued employment-related benefits cost	23,775	20,395
Other – net	(2,671)	(50,690)
Net cash provided by operating activities	502,580	509,739
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(66,610)	(88,152)
Net cash paid for business acquisitions, and other investments	(67,592)	11,254
Net cash used in investing activities	(134,202)	(76,898)
Cash flows from financing activities:
Net increase in short-term debt	8,836	1,604
Net decrease in long-term debt	(27,359)	(8,333)
Stock options exercised	68,325	59,940
Excess tax benefits from stock-based compensation	19,249	12,588
Purchase of treasury stock	(504,375)	(127,696)
Cash dividends paid	(114,128)	(100,049)
Net cash used in financing activities	(549,452)	(161,946)
Exchange rate effect on cash and cash equivalents	7,711	4,850
Net (decrease) increase in cash and cash equivalents	(173,363)	275,745
Cash and cash equivalents at beginning of year	459,871	396,290
Cash and cash equivalents at end of period	$286,508	$672,035

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